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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the references to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus of Time Warner Inc. ("Time Warner") and Turner Broadcasting System, Inc. ("TBS") that is made a part of the Registration Statement on Form S-4 of Time Warner for the registration of capital stock of its wholly owned subsidiary, TW Inc., in connection with the merger of Time Warner and TBS and to the incorporation by reference therein of (i) our reports dated February 6, 1996, with respect to the consolidated financial statements and schedules of Time Warner and Time Warner Entertainment Company, L.P., and our report dated March 3, 1995 with respect to the combined financial statements of the Time Warner Service Partnerships, incorporated by reference from Time Warner's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Time Warner's Form 10-KA, dated June 27, 1996, and (ii) our report dated March 8, 1996, with respect to the consolidated financial statements and schedule of Cablevision Industries Corporation and Subsidiaries, and our reports dated July 28, 1995, with respect to the financial statements of Newhouse Broadcasting Cable Division of Newhouse Broadcasting Corporation and Subsidiaries and Vision Cable Division of Vision Cable Communications, Inc. and Subsidiaries, from Time Warner's Current Report on Form 8-K dated August 14, 1996, filed with the Securities and Exchange Commission.



                                                ERNST & YOUNG LLP


New York, New York

September 3, 1996